Exhibit 99.2

RRE Ventures Acquisition Corp. Announces Closing of $250 Million Initial Public Offering

May 1, 2026

BOCA RATON, FLORIDA-(BUSINESS WIRE)-RRE Ventures Acquisition Corp. (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses or entities, today announced the successful closing of its previously announced initial public offering of 25,000,000 units at a price of $10.00 per unit. The units began trading under the ticker symbol “RREVU” on The Nasdaq Global Market, or Nasdaq, on April 30, 2026. Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “RREV” and “RREVW,” respectively.

Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC, served as representative of the several underwriters for the offering.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About RRE Ventures Acquisition Corp.

RRE Ventures Acquisition Corp. is a newly organized special purpose acquisition company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

The Company intends to concentrate on industries that complement its management team’s background by focusing on a target business in the technology, defense and space, robotics, quantum computing, professional sports, AI, energy, power and other transformative sectors. The Company believes its management team is positioned to identify and negotiate a combination with an enduring business and provide potential for long-term value creation.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the final prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact

RRE Ventures Acquisition Corp.

Philip Kassin

5355 Town Center Road

Boca Raton, Florida 33486

Tel: (786) 359-4103